                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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
[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
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                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                        Tarragon Realty Investors, Inc.
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
                         TARRAGON REALTY INVESTORS, INC.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                                 (212) 949-5000



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 17, 2001



         Please join us for the Annual Meeting of Stockholders of Tarragon Realty Investors, Inc., which will be held on Wednesday, January 17, 2001 at 2:00 p.m. local New York City time, at 1775 Broadway, 23rd Floor, New York, New York 10019.

         The purposes of the Annual Meeting are:

         1. To elect eight (8) Directors to serve until the next Annual Meeting of Stockholders;

         2. To ratify the selection of Arthur Andersen LLP as independent auditors for fiscal year 2000;

         3. To consider and vote upon a proposal to amend Tarragon's Share Option and Incentive Plan to increase the number of shares of common stock authorized for issuance under that Plan; and

         4. To consider and take action upon any other business that may properly come before the meeting.

         You are cordially invited to attend the Annual Meeting in person.

         You must be a stockholder of record at the close of business on December 1, 2000 to vote at the Annual Meeting.

         Your vote is important. Accordingly, whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the envelope provided.



Dated:   December 8, 2000              BY ORDER OF THE BOARD OF DIRECTORS



                                       /s/ KATHRYN MANSFIELD

                                       Kathryn Mansfield
                                       Executive Vice President and Secretary

                         TARRAGON REALTY INVESTORS, INC.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                                 (212) 949-5000


                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                JANUARY 17, 2001



                               GENERAL INFORMATION


         This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tarragon Realty Investors, Inc. for use at the Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, January 17, 2001 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York 10019. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about December 8, 2000.

STOCKHOLDERS ENTITLED TO VOTE

         You are entitled to vote at the Annual Meeting and any adjournments thereof if you are a holder of record of Tarragon common stock, par value $0.01 per share, as of the close of business on December 1, 2000 (the "Record Date"). As of the Record Date, there were 6,891,102 shares of common stock outstanding. You are entitled to one vote for each share of Tarragon common stock you hold on the Record Date.

VOTING OF PROXIES

         You can vote in person at the Annual Meeting or you can vote by proxy. To vote by proxy, you must sign, date and return the enclosed proxy card to American Stock Transfer and Trust Company in the envelope provided prior to the Annual Meeting. You may choose to vote for all of the nominees for Director, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual nominee. Unless you instruct otherwise, the persons named as your proxy will vote your shares FOR the election of each of the nominees for Director, FOR the ratification of Arthur Andersen LLP as independent auditors, and FOR the approval of the proposed amendment to Tarragon's Share Option and Incentive Plan, as recommended by the Board of Directors.

REVOKING PROXIES

         You may revoke a proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Tarragon, or by signing and delivering a proxy card bearing a later date. You may also attend the Annual Meeting, withdraw your proxy before it is exercised, and vote in person.

         If you are a beneficial owner of shares and you intend to vote in person at the Annual Meeting, you should obtain a legal proxy or power of attorney from your broker and present it to the inspectors of election at the Annual Meeting to establish your right to vote such shares.

VOTE REQUIRED FOR APPROVAL

         The holders of a majority of the outstanding shares of common stock entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

         In order to be elected as a Director, each nominee must receive the affirmative vote of a plurality of the votes cast at the Annual Meeting (Proposal 1). The affirmative vote of a majority of the votes cast at the Annual Meeting is also required to ratify the appointment of Arthur Andersen LLP as Tarragon's independent auditors (Proposal 2) and to approve the proposed amendment to Tarragon's Share Option and Incentive Plan (Proposal 3).

         Votes withheld from the election of any nominee for Director and abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast FOR or AGAINST the matter.

         As of December 1, 2000, management and affiliates held 3,028,746 shares representing approximately 44% of the shares outstanding. Management intends to vote all of these shares for the election of each of the eight nominees for Director, for the ratification of the appointment of Arthur Andersen LLP as independent auditors, and for the approval of the proposed amendment to Tarragon's Share Option and Incentive Plan.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Tarragon's Board of Directors currently consists of eleven members, eight of whom are independent. Nine of the current members of the Board were elected at the last annual meeting of stockholders held on August 18, 1999, to serve until the next annual meeting of stockholders or until a successor has been elected or approved. Mr. Rohdie was appointed to the Board effective February 7, 2000, following Tarragon's acquisition of his interests in Tarragon's joint venture projects with him. Mr. Rothenberg, who joined Tarragon as Chief Operating Officer in September 2000, was appointed to the Board effective September 25, 2000.

NOMINEES

         Eight of the current members of the Board of Directors of Tarragon have been nominated to serve for an additional term, until the next annual meeting of stockholders or until his respective successor has been duly elected and qualified. Each of the nominees has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. The persons named as your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then the persons named as your proxy may vote for any substitute nominee proposed by the Board of Directors in place of such nominee.

         The eight nominees are listed below, together with their ages, terms of service, all positions and offices with Tarragon or its predecessors, other principal occupations, business experience and directorships with other companies during the last five years or more. There are no family relationships among any of the directors or executive officers of Tarragon. The designation "Affiliated" when used below means that the director is an officer or employee of Tarragon.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

         CARL B. WEISBROD (56) (Independent) has served as Chairman of the Board of Directors since December 1998. He was Chairman of the Board of Trustees of National Income Realty Trust, a predecessor of Tarragon (sometimes referred to as "NIRT"), from February 1994 to November 1998. He was a member of the Board of Trustees of Vinland Property Trust, also a predecessor of Tarragon, from February 1994 to May 1995. Mr. Weisbrod also serves as a trustee (since 1996) of the Ford Foundation and as President (since 1994) of Alliance for Downtown New York, Inc.

         WILLIE K. DAVIS (68) (Independent) has served as a director of Tarragon since December 1998. He was a member of the Board of Trustees of Vinland Property Trust from October 1988 to July 1997, and a member of the Board of Trustees of NIRT from October 1988 to March 1995. He served as President (from 1971 to 1985) and Chairman and 50% shareholder (since 1985) of Mid-South Financial Corporation, the holding company for Mid-South Mortgage Company and Gibbs

Mortgage Company, as well as President (from 1978 to 1995) and Chairman and sole shareholder (since December 1995) of FMS, Inc., a property management and real estate development firm. He has been a Director (since 1987) of Southtrust Bank of Middle Tennessee; and Trustee and Treasurer (since 1986) of Baptist Hospital, Inc., a Tennessee general welfare not-for-profit corporation.

         WILLIAM S. FRIEDMAN (57) (Affiliated) has served as President, Chief Executive Officer and a Director of Tarragon since April 1997, and as a Trustee (from March 1988), Chief Executive Officer (from December 1993), President (from December 1988), acting Chief Financial Officer (from May 1990 to February 1991), Treasurer (from August to September 1989), and acting Principal Financial and Accounting Officer (from December 1988 to August 1989) of Vinland Property Trust (until July 1997) and NIRT (until November 1998). He has been an attorney at law since 1971.

         LANCE LIEBMAN (59) (Independent) has been a Director of Tarragon since December 1998. He also served as a Trustee of NIRT from March 1994 to November 1998. Mr. Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of Parker School of Foreign and Comparative Law. He also serves as a Director of the American Law Institute. He was the Dean of Columbia Law School from 1991 to 1996. From 1970 to 1991, he was Assistant Professor, Professor and Associate Dean of Harvard Law School. He has been a Director of the Greater New York Insurance Co. (both mutual and stock companies) since 1991; a Director of M&F Worldwide since 1995; and a Director of Brookfield Financial Properties, Inc. since 1996. Since 1999 he has been Public Governor of the Philadelphia Stock Exchange. He has been an attorney at law since 1968.

         ROBERT C. ROHDIE (60) (Affiliated) was appointed to the Board of Tarragon and began serving as President and Chief Executive Officer of Tarragon Development Corporation, a wholly owned subsidiary of Tarragon responsible for real estate development and renovation projects, in February 2000. Mr. Rohdie has served as President of Rohdhouse Investments, Inc., his wholly owned real estate development company, since 1988. Rohdhouse Investments acted as Tarragon's joint venture partner in new construction and development projects from 1997 through 2000. Mr. Rohdie has been an attorney at law since 1965.

         ROBERT P. ROTHENBERG (41) (Affiliated) was appointed to the Board of Directors and began serving as Chief Operating Officer of Tarragon in September 2000. Mr. Rothenberg has been the managing member of APA Management LLC, a real estate investment and management company, since 1994. He has also been a Managing Member of Ansonia LLC, which together with Tarragon has acquired close to 2600 apartments in the State of Connecticut, since 1997. Mr. Rothenberg has been a co-managing member of Accord Properties Associates, LLC, which manages the Ansonia portfolio in Connecticut, since 1998. He previously founded and served as President of Venture Realty Group, Ltd., which invested in multifamily and industrial properties, from September 1992 through April 1996. Mr. Rothenberg graduated from the Harvard Business School in June 1984.

         LAWRENCE G. SCHAFRAN (62) (Independent) has been a Director of Tarragon since December 1998. He was a Trustee of NIRT from March 1995 to November 1998. Mr. Schafran has been

Managing General Partner of L.G. Schafran & Associates, a real estate investment and development firm in New York City, since 1984. He serves as Chairman of the Board (since January 1996) and Co-Chief Executive Officer (since January 2000) of Delta-Omega Technologies, Inc., a Broussard, Louisiana based specialty chemical company. He also serves as Trustee (since December 1999), Interim Chief Executive Officer and President (since August 2000) and Chairman (since October
2000) of the Banyan Strategic Realty Trust, a NASDAQ traded equity REIT. He has been a Director of PubliCARDS, Inc. since 1986, and a Director of WorldSpace, Inc. since April 2000. Mr. Schafran previously served as a Director of Kasper A.S.L., Ltd. from April 1997 to March 2000; a Director of COMSAT Corporation from August 1997 to August 2000; a Director of Capsure Holdings Corp. from 1986 to 1997; and a Director of Glasstech, Inc. from January 1995 to July 1997. From December 1993 to October 1997, Mr. Schafran was a Director, Member (from September 1994 to October 1997) and Chairman (from December 1994 to October
1997) of the Executive Committee of The Dart Group Corporation, a Landover, Maryland NASDAQ listed holding company.

         RAYMOND V.J. SCHRAG (55) (Independent) has been a Director of Tarragon since December 1998. He was a Trustee of Vinland Property Trust from October 1988 to May 1995, and of NIRT from October 1988 to November 1998. Mr. Schrag has been an attorney in private practice in New York City since 1973.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors reviews the business plan of Tarragon to determine that it is in the best interest of the stockholders, supervises the performance of management, selects executive officers and reviews the reasonableness of their compensation, reviews Tarragon's operating results and approves major acquisitions, sales and joint venture investments.

         During the fiscal year ended December 31, 1999, the Board held four regular meetings and acted four times by written consent. Through the end of the third quarter of 2000, the Board met an additional three times, and acted by written consent nine times. Each of the Directors attended at least 75% of the aggregate of all meetings held by the Board and all meetings held by the committees of the Board, if any, upon which such Director served during the period of time that such person served on the Board or such committee.

         The Board has an Audit Committee and an Executive Compensation
Committee.

         The Audit Committee, which met once during 1999, and twice in the first three quarters of 2000, reviews Tarragon's operating and accounting procedures. The Audit Committee currently consists of Chester Beck and Messrs. Schrag and Davis.

         The Executive Compensation Committee makes recommendations to the Board for the compensation of Tarragon's senior executive officers, administers Tarragon's Share Option and Incentive Plan and authorizes option grants under that plan. The Committee, which currently consists of Michael Smith and Messrs. Weisbrod, Schafran, Schrag and Liebman, met once and acted once by written consent during 1999, and met once and acted twice by written consent in the first three quarters of 2000.

DIRECTOR COMPENSATION

         Our independent Directors receive annual compensation of $15,000 per year plus reimbursement of expenses for their service on the Board. Mr. Weisbrod, as Chairman of the Board, receives an additional $25,000 per year as compensation for his services as Chairman. All other independent Directors receive $2,000 per year for each committee of the Board on which they serve, $1,000 per year for each committee that they chair, and $1,000 per day for any special services rendered on Tarragon's behalf, plus reimbursement of expenses. Directors who are also officers of Tarragon do not receive any separate compensation for their services as Director.

         Tarragon's Independent Director Stock Option Plan (the "Director Plan") provides for automatic annual grants of options to independent Directors serving on the Board on the first day of each new fiscal year. The exercise price of all options granted under the Director Plan is equal to the market price on the grant date. The options are immediately exercisable, and expire on the earlier of the first anniversary of the date on which a Director ceases to be a Director or ten years from the date of grant.

         Pursuant to the terms of the Director Plan, each of our incumbent independent Directors received an option to purchase 2,000 shares of Tarragon common stock on January 1, 1999 and an option to purchase an additional 2,000 shares on January 1, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1999, affiliates of William S. Friedman and his wife, Lucy N. Friedman, made advances to Tarragon pursuant to the terms of a $6 million unsecured line of credit. Advances under the line of credit bear interest at the lower of LIBOR plus 1% per annum or the lowest rate at which credit is offered to Tarragon by any third party. The outstanding balance under the line of credit as of December 31, 1999 was $5.1 million, including interest accrued during the year of $360,000, and the outstanding balance as of December 1, 2000 was $7.4 million, including accrued interest year to date of $359,000. The largest aggregate amount of indebtedness outstanding under the line of credit was $7.9 million as of September 30, 2000.

         In 1999, Tarragon managed seven apartment properties and one commercial property owned by affiliates of Mr. Friedman and received management fees totaling $279,000 for these services.

         During 1999, as an accommodation to Tarragon, the family of Mr. Friedman pledged Tarragon common stock as collateral for a $6 million line of credit facility obtained by Tarragon. As of December 31, 1999, the shares pledged by the Friedman family had been replaced with treasury shares acquired through our stock repurchase program.

         On February 7, 2000, Tarragon acquired the interests of Robert C. Rohdie and his affiliates in ten apartment communities recently completed or currently under construction, as well as in all joint venture development projects still in the planning stages, for a total value of up to $10,000,000. Mr. Rohdie, who was Tarragon's joint venture partner in the development of these projects, contributed his equity interests to an operating partnership formed by Tarragon in exchange for a preferred interest in the operating partnership and a guaranteed fixed return of $200,000 for the first two years, increasing by $40,000 per year for the next five years, plus an annual amount equal to the dividends payable on 96,160 shares of Tarragon common stock. In addition, upon completion and lease up of each of the five identified apartment communities presently under construction or in advanced stages of development planning, Mr. Rohdie will receive an increase in his guaranteed fixed return based on the agreed value of his equity in the completed property. After one year, Mr. Rohdie has the right to convert his preferred interest in the operating partnership into 96,160 shares of our common stock, and preferred stock with a face value of up to $8 million and a like dividend to his guaranteed fixed return from the operating partnership. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay Mr. Rohdie the cash value of his preferred interest over three years. In connection with this transaction, Tarragon formed a new development subsidiary to expand our real estate development and renovation program, and Mr. Rohdie joined Tarragon as President and Chief Executive Officer of Tarragon Development Corporation and as a member of our Board of Directors effective February 7, 2000.

         In 1997, Tarragon formed Ansonia Apartments, L.P. with Richard Frary, Joel Mael, Robert Rothenberg and Saul Spitz. Since then, Ansonia has purchased 16 apartment properties, with an aggregate 2,580 units, and an 160,000 square foot historic mill for conversion to residential lofts, all located in Connecticut. Tarragon's capital contributions to the partnership earn a preferred return and have priority over distributions to our partners. Tarragon has also made interest-bearing advances to Ansonia to fund major renovations to four of its properties. Our contributions and advances through September 30, 2000 total $20 million, $2 million of which was made during the first nine months of 2000. Tarragon received $6.5 million from Ansonia during the first nine months of 2000 from the refinancing of six of its properties.

         With the approval of our Board, Tarragon entered into an agreement dated November 15, 2000 to acquire the interests of Robert Rothenberg, Eileen Swenson and Saul Spitz in Accord Properties Associates, LLC, a Connecticut limited liability company which currently acts as the property manager for Ansonia Apartments L.P. in Connecticut, for $300,000 in cash, 25,000 shares of Tarragon 10% Cumulative Preferred Stock, valued at an additional $300,000, and options to acquire 180,000 shares of Tarragon common stock, to be issued under Tarragon's Share Option and Incentive Plan. The transaction contemplated by this agreement is expected to close in January 2001. Mr. Rothenberg, Ms. Swenson and Mr. Spitz joined Tarragon as executive officers, and Mr. Rothenberg was appointed as a member of our Board of Directors, in September 2000.

         We believe that the foregoing transactions were at least as advantageous to us as we could have obtained from unrelated third parties.

                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Arthur Andersen LLP to audit the consolidated financial statements of Tarragon for the fiscal year ending December 31, 2000, and has directed that its selection of independent auditors be submitted for ratification by the stockholders at the Annual Meeting. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

         Arthur Andersen LLP served as the auditors for Tarragon for the 1997, 1998 and 1999 fiscal years. Representatives of Arthur Andersen LLP have been invited to attend and are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

         The Board of Directors recommends that you vote FOR the approval and ratification of Arthur Andersen LLP as independent auditors.


                                   PROPOSAL 3

                  AMENDMENT TO SHARE OPTION AND INCENTIVE PLAN

         On December 1, 2000, the Board of Directors unanimously adopted an amendment to Tarragon's Share Option and Incentive Plan (the "Plan"), subject to stockholder approval at this Annual Meeting, to increase the number of shares of common stock reserved for issuance under the Plan by 800,000 shares, from 718,779 to 1,518,779 shares.

         Tarragon's Plan was originally established by the Board of Trustees of Vinland Property Trust on June 21, 1995, and was subsequently approved by the shareholders of Vinland at an annual meeting of shareholders held on November 20, 1995. Originally, the Plan covered a maximum of 500,000 shares, which was reduced by virtue of a 1-for-5 reverse share split effectuated December 1, 1995 to a maximum of 100,000 shares.

         Prior to its 1998 merger with Tarragon, National Income Realty Trust (or "NIRT") had a similar Share Option and Incentive Plan. Pursuant to the terms of the merger, the NIRT Plan was merged with and into Tarragon's Plan, and the shares of common stock available under Tarragon's Plan for option awards was increased by the number of NIRT shares of beneficial interest available under the NIRT Plan multiplied by the exchange ratio of 1.97 to 1. A total of 718,779 shares of common stock were therefore authorized for issuance under the Plan from and after November 24, 1998.

         At September 30, 2000, there were options covering 617,466 shares outstanding or authorized, with only 100,341 shares available for future grants under the Plan. However, if any of the outstanding options granted under the Plan terminate or expire for any reason without being wholly exercised, new options or awards may be granted with those shares.

         The Board believes that the amendment to increase the number of shares of common stock reserved for issuance under the Plan by 800,000 shares is necessary to assure that a sufficient reserve of common stock remains available so that Tarragon can continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock options to attract and retain key employees and believe that such equity incentives are necessary for Tarragon to remain competitive in the marketplace for executive talent.

PLAN OVERVIEW

         The Plan generally permits the issuance of shares of common stock pursuant to the exercise of options or the grant of awards under the Plan. An "option" under the Plan is a right to purchase shares of common stock and an "award" under the Plan is broadly defined to include share options, alternate settlement rights, share bonus awards, warrants, restricted shares and other arrangements under which the shares of common stock reserved for purposes of the Plan may be issued. Options granted under the Plan may be either incentive stock options (an "ISO"), intended to qualify for favorable tax treatment under federal tax law, or non-qualified stock options (an "NQSO"). The shares of common stock subject to grant of options or awards under the Plan are generally available from authorized but unissued shares or from the treasury, as determined from time to time by our Board of Directors. Tarragon filed a registration statement under the Securities Act of 1933, as amended, on Form S-8 with respect to the common stock issuable pursuant to the Plan on May 9, 2000.

ADMINISTRATION

         The Plan is administered by a committee appointed from time-to-time by the Board of Directors, comprised of at least three "non-employee directors" as defined under applicable securities laws. The committee approves the grant of options or awards to eligible directors, officers, employees and others, designates the type of options or awards granted, determines the number of shares subject to each option or award (subject to the specified maximum of 300,000 shares which may be granted under the Plan to any one participant in one year), the term of each option or award, not to exceed ten years, the vesting schedule, if any, the method of payment and other material terms of each grant. The exercise price for each share of common stock covered by an option or award is also determined by the committee, except (i) the exercise price for an ISO may not be less than the fair market value of the stock on the date of grant, and (ii) the exercise price for a NQSO may not be less than one half of the fair market value of the stock on the date of grant.

PERSONS ELIGIBLE TO PARTICIPATE

         The committee may grant options and awards under the Plan to directors, officers or key employees of Tarragon or its subsidiaries, as well as to other persons who the committee determines are making or will make a significant contribution to the growth and success of Tarragon. However, the committee may not grant an ISO to anyone who is not an employee of Tarragon or its subsidiaries. There are approximately 370 officers, directors and employees who are eligible for options and awards under the Plan. There are 11 executive officers and affiliated directors and 36 employees or former employees who currently hold options under the Plan.

TERMS OF OUTSTANDING OPTIONS AND AWARDS

         ISOs granted under the Plan to Tarragon employees in consideration for their contributions and continued service to Tarragon generally vest between one and five years from the date of grant, and expire between five and ten years thereafter, unless the holder's relationship with Tarragon terminates earlier. ISOs are not transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and may be exercised only by the holder while employed by Tarragon or its subsidiaries, or within three months after termination.

         NQSOs granted under the Plan may be immediately exercisable, in whole or in part, and expire no later than ten years from the date of grant. They have been issued to Tarragon officers in consideration for their services to Tarragon. In addition, the committee has authorized the issuance of NQSOs for 180,000 shares under the Plan as partial consideration for Tarragon's acquisition of Accord Properties Associates, LLC, a Connecticut limited liability company, from Robert Rothenberg, Eileen Swenson and Saul Spitz, each of whom joined Tarragon as executive officers, and Mr. Rothenberg as a member of our Board of Directors, in September 2000.

         The exercise prices for all outstanding options granted under the Plan equal the fair market value of the common stock on the dates of grant, and range from $4.61 to $12.00 per share. The options authorized by the committee for Messrs. Rothenberg and Spitz and Ms. Swenson, in connection with Tarragon's acquisition of their interests in Accord Properties Associates, LLC, will have an exercise price of $10.50 per share.

         In the event of a "change in control" of Tarragon, as that term is defined in the Plan, all outstanding options become immediately exercisable and remain exercisable for the remainder of their term.

PLAN BENEFITS

         The following table summarizes option activity under the Plan:

                                                 For the Nine Months Ended             For the Year Ended
                                             ---------------------------------  --------------------------------
                                                       September 30,                      December 31,
                                                           2000                               1999
                                             ---------------------------------  --------------------------------
                                                                  Weighted                          Weighted
                                               Number of           Average       Number of          Average
                                               Options         Exercise Prices    Options        Exercise Prices
                                             ------------      ---------------  -----------     ----------------
Outstanding at January 1                          210,015            7.89           271,498            7.34
Granted                                           420,000           10.50                 0              --
Exercised                                         (10,972)           8.27           (16,005)           4.81
Forfeited                                          (1,577)           7.74           (45,478)           5.69
Expired                                                 0              --                 0              --
                                             ------------                       -----------
Outstanding at end of period                      617,466(1)         9.66           210,015            7.89
                                             ============                       ===========

Exercisable at end of period                      285,586            8.60           153,001            6.78
                                             ============                       ===========

----------

(1) The information for the nine months ended September 30, 2000, is presented as if the 180,000 shares authorized as of September 25, 2000 for subsequent issuance to Robert Rothenberg, Eileen Swenson and Saul Spitz, as consideration for Tarragon's acquisition of their interests in Accord Properties Associates, LLC, have been issued.

         The following table sets forth all options granted in the aggregate under the Plan to the Chief Executive Officer, the Named Executive Officers, all current executive officers of Tarragon as a group, all current directors of Tarragon who are not executive officers as a group, each nominee for election as a director, and all employees, including current officers who are not executive officers, as a group, as of December 1, 2000.


                                 Name and Position                                     Dollar Value ($)     Number of Units
                                 -----------------                                     -----------------   ------------------
William S. Freidman, President, Chief Executive Officer, Director (1)                                  0                    0
Charles Rubenstein, Executive Vice President, General Counsel                                    180,000               15,000
Todd C. Minor, Senior Vice President, Treasurer                                                   57,967               10,497
John Stricklin, Managing Director-Real Estate Transactions                                       216,000               20,000
Kathryn Mansfield, Executive Vice President, Secretary, Corporate Counsel                        128,650               13,000
Robert Rothenberg, Chief Operating Officer, Director (2)                                       3,150,000              300,000
Robert C. Rohdie, President and Chief Executive Officer of Tarragon Development                        0                    0
Corporation, Director
Saul Spitz, Executive Vice President-Acquisitions  (3)                                           630,000               60,000
Eileen Swenson, President-Tarragon Management, Inc. (4)                                          630,000               60,000
Willie K. Davis, Nominee for Director                                                                  0                    0

                                 Name and Position                                     Dollar Value ($)     Number of Units
                                 -----------------                                     -----------------   ------------------
Raymond V.J. Schrag, Nominee for Director                                                              0                    0
Lawrence Schafran, Nominee for Director                                                                0                    0
Lance Liebman, Nominee for Director                                                                    0                    0
Carl Weisbrod, Nominee for Director                                                                    0                    0
All current executive officers as a group (11 persons)(2)(3)(4)                                5,322,154              525,350
All current directors who are not executive officers as a group (8 persons)                            0                    0
All employees, including all current officers who are not executive officers, as a               642,955               92,116
group (36 persons)

----------

(1) Mr. Friedman has options covering 625,000 shares of Tarragon common stock. However, these options were not issued under the Plan.

(2) Includes 60,000 shares authorized for subsequent issuance to Robert Rothenberg as partial consideration for Tarragon's acquisition of his interest in Accord Properties Associates, LLC.

(3) Includes 60,000 shares authorized for subsequent issuance to Saul Spitz as partial consideration for Tarragon's acquisition of his interest in Accord Properties Associates, LLC.

(4) Includes 60,000 shares authorized for subsequent issuance to Eileen Swenson as partial consideration for Tarragon's acquisition of her interest in Accord Properties Associates, LLC.


FEDERAL INCOME TAX CONSEQUENCES

         Generally, an employee who is granted an ISO under the Plan will not be taxed upon the grant or exercise of such ISO. However, upon the disposition of the shares of common stock received through exercise of the ISO, the employee will recognize a capital gain on the excess of the amount realized upon disposition over the option price of the ISO, provided that they have held the shares for the required holding periods (two years after the date the ISO is granted, and one year after the date of exercise of the ISO) and that the shares are held as a capital asset. Assuming that the employee meets the applicable holding period requirements before disposing of the shares, Tarragon will not be entitled to a deduction with respect to the grant or exercise of the ISO. An employee's failure to comply with the holding requirements will result in ordinary income treatment for the gain on the disposition of their shares, and Tarragon will generally be entitled to a corresponding deduction.

         Option holders generally will not recognize any taxable income at the time they are granted a NQSO. However, upon the exercise of an NQSO, the option holder will recognize ordinary income measured by the excess of the then fair market value of the shares of common stock over the option price, and Tarragon will be entitled to a deduction for a corresponding amount to the extent such amount is an ordinary and necessary expense, satisfies the test of reasonable compensation and the compensation is properly reported to the Internal Revenue Service by Tarragon.

         Upon a taxable disposition of shares acquired by an option holder pursuant to the exercise of NQSOs, any amount received by the option holder in excess of the sum of (i) the option price of the shares as of the date of exercise and (ii) the amount includable in income with respect to such option, if any (such sum being his "basis" in the shares), will, in general, be treated as long-term or short-term capital gain, depending upon the holding period of the shares. Tarragon would not be entitled to any tax deduction in connection with such taxable disposition by the option holder. If upon such disposition the option holder receives less than his basis in the shares, the loss will, in general, be treated as a long-term or short-term capital loss, depending upon the holding period of the shares.

         Section 162(m) of the Internal Revenue Code places a $1,000,000 cap on the deductible compensation that can be paid to certain executives of publicly traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(C) of the Internal Revenue Code are exempt from the cap and do not count toward the $1,000,000 limit. Generally, options granted with an option price at least equal to the fair market value of the common stock on the date of grant, issued under a Plan approved by the stockholders of the corporation which states the maximum number of shares with respect to which options may be granted during a specified period to any employee, will qualify as performance based.

         In the event of a "change in control" of Tarragon, as that term is defined in the Plan, the acceleration of the vesting of options could result in "excess parachute" amounts under Section 280G of the Internal Revenue Code. In such case, Tarragon would not be entitled to a deduction with respect to excess parachute amounts, and the individual would be subject to a 20% excise tax on the same.

         THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL FEDERAL TAX CONSEQUENCES THAT MIGHT RESULT TO ANY INDIVIDUAL OR TO TARRAGON, AND YOU ARE ENCOURAGED TO REVIEW THE FEDERAL TAX CONSEQUENCES APPLICABLE TO YOU WITH YOUR OWN SELECTION OF TAX EXPERTS.

STOCKHOLDER APPROVAL OF AMENDMENTS

         The Board of Directors has amended the Plan on four prior occasions, primarily to address administrative issues. The Board of Directors may, at any time, terminate, amend or modify the Plan, provided that the Board may not amend the Plan to increase the maximum number of shares of common stock which may be issued pursuant to all options or awards granted under the Plan, change the class of employees eligible to receive ISOs under the Plan, or otherwise adversely affect the rights of any existing option holder, without the approval of our stockholders.

BOARD RECOMMENDATION

         The Board of Directors recommends that you vote FOR the approval of the amendment to increase the number of shares of common stock that may be issued under the Plan by 800,000 shares.

                                   MANAGEMENT

         Messrs. Friedman, Rohdie and Rothenberg, together with the individuals listed below, currently serve as the executive officers of Tarragon. Their positions with Tarragon are not subject to a vote of stockholders. Tarragon's employment of Messrs. Friedman, Rohdie and Rothenberg is subject to the terms of employment agreements more fully described below. All other executive officers serve until the first meeting of the Board of Directors following the next succeeding annual meeting of stockholders or until their successors have been duly chosen and qualified.

         CHRIS CLINTON (53) has been Senior Vice President - Commercial Asset Management of Tarragon since March 1994. He also served as Senior Vice President
- Commercial Asset Management for Vinland Property Trust from March 1994 to July 1997 and for NIRT and Tarragon Realty Advisors from March 1994 to November 1998, and as Vice President of Vinland Property Trust and NIRT from October 1988 to March 1994.

         ERIN D. DAVIS (39) has been Executive Vice President and Chief Financial Officer of Tarragon since December 1998. She previously served as Vice President and Chief Accounting Officer for Tarragon from April 1997 to November 1998, of Vinland Property Trust from September 1996 to July 1997, and of NIRT from September 1996 to November 1998. She served as Accounting Manager of Vinland, NIRT, and Tarragon Realty Advisors from June 1995 to August 1996. She has been a Certified Public Accountant since 1990.

         PETER LARSEN (58) has served as Senior Vice President - Acquisitions of Tarragon since July 1997. From July 1997 to November 1998, he was Senior Vice President, and from April 1996 through June 1997, he was Vice President of NIRT and Tarragon Realty Advisors. He previously worked as an Independent Consultant from January 1995 to June 1996.

         KATHRYN MANSFIELD (40) has been Executive Vice President of Tarragon since December 1998 and Secretary and Corporate Counsel of Tarragon since May 1998. She previously served as Vice President for Tarragon, NIRT, and Tarragon Realty Advisors from May 1998 to December 1998. Prior to joining Tarragon, she was Vice President and Senior Counsel for CB Richard Ellis, Inc., formerly CB Commercial Real Estate Group, Inc., from October 1994 to May 1998. She has been an attorney at law since 1984.

         LORI D. MEYER (39) has served as Senior Vice President - Deputy Director of Property Management of Tarragon since December 1998. She has also served as Senior Vice President (since November 1998), Controller (from February 1996 to October 2000) and Vice President (from February 1996 to November 1998) of Tarragon Management, Inc., a wholly owned subsidiary of Tarragon. She has been a Certified Public Accountant since 1996.

         TODD C. MINOR (42) has been Senior Vice President (since December 1998) and Treasurer (since April 1997) of Tarragon. Mr. Minor was also the Treasurer of Vinland Property Trust from December 1996 through July 1997 and of NIRT from December 1996 through November 1998. He served as Senior Vice President - Mortgage Servicing and Financing from May 1995 to November 1996, Senior Vice President - Finance from March 1994 to April 1995, and Vice President from

April 1991 to July 1993 of Vinland Property Trust and NIRT and Senior Vice President of Tarragon Realty Advisors from March 1994 through November 1998.

         CHARLES RUBENSTEIN (42) has been Executive Vice President of Tarragon since December 1998 and General Counsel since September 1998. He also served as Senior Vice President for Tarragon, NIRT, and Tarragon Realty Advisors from September 1998 to December 1998. Prior to joining Tarragon, he was employed as General Counsel for Simpson Housing Limited Partnership in Denver, Colorado from January 1996 to February 1998, and as a Real Estate Associate with the law firm of Andrews & Kurth, L.L.P., in New York, New York, from October 1987 to November 1995. He has been an attorney at law since 1984.

         TODD M. SCHEFLER (44) has been Vice President - Structured Transactions of Tarragon since January 2000. Prior to joining Tarragon, he was employed at Burroughs Development Corporation of Paramus, New Jersey as a Senior Vice President - Acquisitions and Finance from April 1998 to December 1999, and as Vice President from April 1994 to August 1997. He served as President of TMS Realty Inc., a real estate finance and development consulting firm, from September 1997 to April 1998.

         SAUL SPITZ (49) joined Tarragon as Executive Vice President of Acquisitions in September 2000. He has been a member of APA Management LLC, a real estate investment and management company, since September 1994. He has also been a member of Ansonia LLC, which together with Tarragon has acquired close to 2600 apartments in the State of Connecticut, since November 1997. Mr. Spitz has been a co-managing member of Accord Properties Associates, LLC, which manages the Ansonia portfolio in Connecticut, since 1998. He previously served as President of East Island Management Corp., a New York based real estate management firm, from April 1984 to July 1992.

         JOHN C. STRICKLIN (54) has served as Managing Director - Real Estate Transactions for Tarragon since November 1998. He previously served as Executive Vice President (from May 1995 to April 1996) and as Senior Vice President - Real Estate (from May 1994 to April 1995) of NIRT and as Vice President - Real Estate (from February 1994 to April 1995) of Vinland Property Trust. Mr. Stricklin acted as Special Assistant to the President of Basic Capital Management, Inc. from April 1996 to November 1998.

         EILEEN A. SWENSON (50) joined Tarragon as President of Tarragon Management, Inc. in September 2000. Ms. Swenson founded and has served as President of Accord Properties Associates, LLC and its predecessor, Accord Ventures, Inc., since August 1994. Ms. Swenson has been a Certified Property Manager since 1987.

         WILLIAM H. THOMPSON (41) joined Tarragon as Executive Vice President and Chief Information Officer in September 2000. He has served as Chief Financial Officer of Accord Properties Associates, LLC since August 1998. Mr. Thompson was previously Chief Financial Officer of Myers Northeast, a Connecticut based property management firm, from November 1992 until August 1998. Mr. Thompson has been a Certified Public Accountant since 1982.

EXECUTIVE COMPENSATION

         We did not have any employees or pay any compensation to executive officers prior to our acquisition of Tarragon Realty Advisors, Inc. on November 24, 1998. Prior to that date, our executive officers were compensated solely by Tarragon Realty Advisors. They performed a variety of services for Tarragon Realty Advisors, and the amount of their compensation was determined solely by it. Following our acquisition of Tarragon Realty Advisors, we began paying compensation to executive officers and employees. However, none of our executive officers earned or received compensation in excess of $100,000 from Tarragon in fiscal year 1998.

         The following table reflects the compensation paid to our Chief Executive Officer in fiscal years 1998 and 1999, and the compensation paid to each of our four most highly compensated executive officers (collectively, the "named executive officers") in 1999 for services rendered to Tarragon and its subsidiaries.

                           SUMMARY COMPENSATION TABLE



                                                                                                       Long Term Compensation
                                                                          Annual                               Awards
                                                                       Compensation                    Securities Underlying
                                                          ---------------------------------------           Options/SARs
       Name                   Principal Position             Year         Salary        Bonus            (Number of Shares)
------------------        --------------------------      ----------- -------------- ------------  -----------------------------

William S. Friedman       President                           1998        $ 28,846             --             450,000(1)
                          Chief Executive Officer
                          Director                            1999        $300,000             --                  --
                                                          --------       ---------      ---------            --------
Charles Rubenstein        Executive Vice President
                          General Counsel                     1999        $153,000       $ 50,000                  --
                                                          --------       ---------      ---------            --------
Todd C. Minor             Senior Vice President
                          Treasurer                           1999        $128,000       $ 25,000                  --
                                                          --------       ---------      ---------            --------
John Stricklin            Managing Director -
                             Real Estate Transactions         1999        $130,000       $ 15,000                  --
                                                          --------       ---------      ---------            --------
Kathryn Mansfield         Executive Vice President
                          Secretary Corporate Counsel         1999        $103,000       $ 30,000                  --
                                                          --------       ---------      ---------            --------

----------

(1) Mr. Friedman received options for an additional 175,000 shares of common stock as part of the consideration for Tarragon's acquisition of Tarragon Realty Advisors.

          The following table shows the stock options exercised during 1999 by each of our named executive officers and the fiscal year-end value of their unexercised options on an aggregated basis.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION/SAR VALUES



                                                                         Number of securities
                                                                              underlying        Value of unexercised
                                                                              unexercised           in-the-money
                            Shares acquired on                              options/SARs at        options/SARs at
                                exercise             Value Realized         fiscal year end        fiscal year end
       Name                        (#)                    ($)                     (#)                    ($)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                             Exercisable/           Exercisable/
                                                                             Unexercisable          Unexercisable
                                                                         ---------------------- ----------------------
William S. Friedman                           --                      --            625,000/-0-                -0-/-0-
                          ---------------------- ----------------------- ---------------------- ----------------------
Charles Rubenstein                            --                      --           3,000/12,000                -0-/-0-
                          ---------------------- ----------------------- ---------------------- ----------------------
Todd C. Minor                              5,000                 $17,166             10,498/-0-            $49,629/-0-
                          ---------------------- ----------------------- ---------------------- ----------------------
John Stricklin                                --                      --           4,000/16,000                -0-/-0-
                          ---------------------- ----------------------- ---------------------- ----------------------
Kathryn Mansfield                             --                      --            7,266/5,734          $4,167/$2,083
                          ---------------------- ----------------------- ---------------------- ----------------------

EMPLOYMENT CONTRACTS

         Tarragon entered into an employment agreement with William S. Friedman in November 1998 in connection with our acquisition of Tarragon Realty Advisors from Mr. Friedman and his wife, Lucy N. Friedman. Mr. Friedman's employment agreement is for a term of four years at an annual salary of $300,000, includes a broad covenant not to compete with Tarragon during the term of the agreement and for a period of three years following termination, and includes a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Friedman also received immediately exercisable stock options to purchase 250,000 shares of Tarragon common stock at an exercise price of $12 per share and 200,000 shares of Tarragon common stock at an exercise price of $15 per share in connection with his employment agreement.

         Mr. Friedman's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Friedman dies during the initial or any renewal term of his employment agreement, his estate is entitled to the greater of the compensation which would have been payable to him over the remainder of the initial term of the agreement or through the end of the then current calendar year if in a renewal term or the value of any other benefits available to them under any benefit plan Tarragon then has in effect. In the event that Mr. Friedman's employment is terminated during the initial or any renewal term of his employment agreement for any reason other than the mutual agreement of the parties or his death, Tarragon is obligated to continue to pay him $25,000 per month for the greater of the balance of the initial term of the agreement or through the end of the then current calendar year if in a renewal term and the number of months he observes the restrictive covenants and agreement not to compete contained in his employment agreement, but in any event not more than 36 months from the date of termination.

         Tarragon entered into an employment agreement with Robert C. Rohdie effective February 1, 2000, following Tarragon's acquisition of Mr. Rohdie's interests in our joint venture projects with him. Mr. Rohdie's employment agreement is for a term of three years at an annual salary of $200,000. It also includes a broad covenant not to compete with Tarragon during the term of the agreement and for a period of one year following termination and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Rohdie's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Rohdie's employment with Tarragon is terminated by the Board without cause during the initial or any renewal term of his agreement, Tarragon is obligated to continue to pay him $16,666 per month for the lesser of the remaining number of months in the initial term of the agreement or the then annual renewal term of the agreement and the number of months he observes the restrictive covenants and agreement not to compete contained in his employment agreement, but in any event not more than 12 months from the date of termination.

         Tarragon entered into an employment agreement with Robert P. Rothenberg effective September 25, 2000. Mr. Rothenberg's employment agreement is for a term of three years at an annual salary of $250,000, with a guaranteed minimum annual incentive bonus of $100,000. In addition Mr. Rothenberg received options to acquire 240,000 shares of Tarragon common stock at its fair market value on the date of grant. The agreement also includes a broad covenant not to compete with Tarragon during its term and for a minimum period of one year following its termination, and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Rothenberg's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Rothenberg's employment with Tarragon is terminated by the Board without cause during the initial or any renewal term of his agreement, Tarragon is obligated to continue to pay him $20,833.33 per month for 12 months following the date of termination or the number of months remaining under the agreement, whichever is greater.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Compensation Committee currently consists of Lance Liebman, Carl B. Weisbrod, Raymond V.J. Schrag, Lawrence Schafran and Michael Smith, who are all independent members of our Board of Directors. None of the members of the committee are current or former employees of Tarragon.

                        REPORT ON EXECUTIVE COMPENSATION
                     BY THE EXECUTIVE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         In December 1998, the Board of Directors established the Executive Compensation Committee to review and approve Tarragon's compensation philosophy and executive compensation programs, plans and awards. In April 2000 the Executive Compensation Committee was merged with the Option Committee, and began administering Tarragon's Share Option and Incentive Plan, as well as authorizing option grants thereunder. Tarragon's compensation policy has been to provide all employees with a total compensation package which includes a competitive salary, an incentive bonus based upon individual performance, competitive benefits and an efficient, worker-friendly workplace environment. In addition, most employees are eligible to receive qualified incentive stock options under Tarragon's Share Option and Incentive Plan, which was established to reward and motivate employees by providing them with an opportunity to acquire a proprietary interest in Tarragon and aligning their interests with those of our stockholders.

         The Executive Compensation Committee reviews executive officer salaries and incentive bonus and option awards. Tarragon's executive officers are paid salaries in line with their experience and responsibilities. Peer group compensation practices are also taken into consideration. In addition, they are eligible for an annual incentive bonus based upon individually established performance goals. Stock option grants to executive officers are likewise based on various subjective factors, primarily relating to the responsibilities of the individual officers, and their expected future contributions and prior option grants.

         The Executive Compensation Committee reviewed and approved the terms of the employment agreement that Tarragon entered into with Robert P. Rothenberg effective September 25, 2000. The Board of Directors as a whole considered and approved the terms of the employment agreements Tarragon entered into with William S. Friedman in November 1998, and with Robert C. Rohdie in February 2000.

         Prior to entering into an employment agreement with Mr. Friedman, the Board considered his qualifications and experience in the real estate industry in general, and his long term commitment to Tarragon and its predecessors. The Board also considered the financial performance of Tarragon and its predecessors under Mr. Friedman's management, in terms of net increase in assets and asset value, stockholder return and increase in market price of our common stock. The Board determined that it was in the best interest of Tarragon to ensure Mr. Friedman's continued full time involvement in management, and fashioned a compensation package consisting of base salary and stock option awards to achieve this purpose. In determining the amount of base salary payable to Mr. Friedman, the Board considered the responsibilities of the position, the competitive marketplace for comparable executive talent, including market information relative to the compensation paid to other chief executive officers of comparable real estate investment trusts, and the financial performance of Tarragon in fiscal year 1998 and historically. Mr. Friedman was also awarded options to purchase common stock at above market prices, reflecting the Board's desire to motivate the chief executive officer to achieve strategic and financial goals and to create value for the stockholders of Tarragon.

                        EXECUTIVE COMPENSATION COMMITTEE

                    Lance Liebman                      Lawrence G. Schafran

                    Carl B. Weisbrod                   Michael E. Smith

                    Raymond V.J. Schrag


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information concerning the holdings of each person known to Tarragon to be the beneficial owner of more than five percent of our common stock, of each director and named executive officer, and of all of Tarragon's directors and executive officers as a group. All information with respect to beneficial ownership was furnished to Tarragon by the respective director, officer, or stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                              Amount and Nature
      Name and Address of                                       of Beneficial                     Percent of
          Beneficial Owner                                         Ownership                       Class (1)
------------------------------------                     -----------------------------          --------------
Lucy N. Friedman                                               3,059,732(2)(3)(4)                      43%
1775 Broadway 23rd Floor                                                (5)(6)
New York, New York 10017

----------
(1) Percentage is based upon 6,891,102 shares of common stock outstanding at December 1, 2000.

(2) Includes 1,410,068 shares owned by Mrs. Friedman directly and 175,000 shares covered by a presently exercisable option.

(3) Includes 598,676 shares owned by Lucy N. Friedman's spouse, William S. Friedman.

(4) Includes 76,299 shares owned by Mrs. Friedman's minor sons, Gideon and Samuel Friedman. Mrs. Friedman disclaims beneficial ownership of such shares.

(5) Includes 124,738 shares owned by Tarragon Capital Corporation, of which Mrs. Friedman and Mr. Friedman are executive officers and directors; 131,344 shares owned by Tarragon Partners, Ltd., of which Mrs. Friedman and Mr. Friedman are limited partners and Tarragon Capital is the general partner; and 543,607 shares owned by Beachwold Partners, L.P., in which Mrs. Friedman and Mr. Friedman are the general partners and their four children are the limited partners.

(6) Does not include 91,504 shares owned by Mrs. Friedman's adult son, Ezra Friedman, and 67,343 shares owned by Mrs. Friedman's adult daughter, Tanya Friedman. Mrs. Friedman disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

                                                          Amount and Nature
                                                             of Beneficial                             Percent of
  Name of Beneficial Owner                                    Ownership                                 Class (1)
----------------------------                             -------------------                          ------------
William S. Friedman                                          3,509,732 (2)(3)(4)(5)(6)                       47%

Sally Hernandez-Pinero                                          17,672 (7)                                     *

Lance Liebman                                                   19,848 (8)                                     *

L. G. Schafran                                                  17,672 (9)                                     *

Raymond V.J. Schrag                                             69,920 (10)                                   1%

Carl B. Weisbrod                                                19,777 (11)                                    *

Chester Beck                                                     9,000 (12)                                    *

Willie K. Davis                                                  8,200 (13)                                    *

Michael E. Smith                                                 6,500 (14)                                    *

Robert C. Rohdie                                                48,323 (15)                                    *

Robert P. Rothenberg                                            81,000 (16)                                   1%

Kathryn Mansfield                                               11,600 (17)                                    *

Todd C. Minor                                                   15,498 (18)                                    *

Charles D. Rubenstein                                            6,000 (19)                                    *

John Stricklin                                                  11,100 (20)                                    *

All Directors and Executive                                  3,896,996 (2)(3)(4)(5)(6)                       50%
Officers as a group                                                    (7)(8)(9)(10)(11)
 (19 individuals)                                                      (12)(13)(14)(15)(16)(17)
                                                                       (18)(19)(20)

----------
 * Less than 1%.

(1) Percentages are based upon 6,891,102 shares of common stock outstanding at December 1, 2000.

(2) Includes 598,676 shares owned by Mr. Friedman directly and 625,000 shares covered by two separate presently exercisable options.

(3) Includes 1,410,068 shares owned by Mr. Friedman's spouse, Lucy N. Friedman. Mr. Friedman disclaims beneficial ownership of all such shares.

(4) Includes 124,738 shares owned by Tarragon Capital Corporation, 131,344 shares owned by Tarragon Partners, Ltd., and 543,607 shares owned by Beachwold Partners, L.P.

(5) Includes 76,299 shares owned by Mr. Friedman's minor sons, Gideon and Samuel Friedman. Mr. Friedman disclaims beneficial ownership of such shares.

(6) Does not include 91,504 shares owned by Mr. Friedman's adult son, Ezra Friedman, and 67,343 shares owned by Mr. Friedman's adult daughter, Tanya Friedman. Mr. Friedman disclaims beneficial ownership of such shares.

(7) Includes 17,672 shares covered by six separate presently exercisable options.

(8) Includes 2,176 shares owned by Mr. Liebman directly and 17,672 shares covered by six separate presently exercisable options.

(9) Includes 17,672 shares covered by six separate presently exercisable options.

(10) Includes 45,838 shares owned by Mr. Schrag directly and 17,672 shares covered by six separate presently exercisable options. Also includes 6,410 shares owned by Mr. Schrag's wife individually and/or as custodian for his minor son, Ben. It does not include 1,410 shares owned by Mr. Schrag's adult daughter, Rebecca, as to which shares Mr. Schrag disclaims any beneficial ownership.

(11) Includes a total of 5,105 shares owned by Mr. Weisbrod directly and 14,672 shares covered by five separate presently exercisable options.

(12) Includes 5,000 shares of Tarragon common stock owned by Mr. Beck directly and 4,000 shares covered by two separate presently exercisable options. Does not include 1500 shares of 10% Cumulative Preferred Stock owned by Mr. Beck.

(13) Includes a total of 4,200 shares owned by Mr. Davis directly and 4,000 shares covered by two separate presently exercisable options.

(14) Includes 1,000 shares owned by Mr. Smith directly and 5,500 shares covered by six separate presently exercisable options.

(15) Includes 47,673 shares owned by Rohdhouse Investments, Inc., a Florida corporation owned by Mr. Rohdie, and 650 shares owned by his spouse. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for a discussion of Mr. Rohdie's interest in an operating partnership with Tarragon.

(16) Includes 1,000 shares owned by Mr. Rothenberg directly, and 80,000 shares covered by a presently exercisable option.

(17) Includes 1,000 shares owned by Ms. Mansfield and her spouse as custodians for their minor children, Colin and Ashlyn. Also includes 10,600 shares covered by two presently exercisable options.

(18) Includes 5,000 shares owned by Mr. Minor directly and 10,498 shares covered by five separate presently exercisable options.

(19)  Includes 6,000 shares covered by two presently exercisable options.

(20) Includes 7,100 shares owned by Mr. Stricklin directly and 4,000 shares covered by a presently exercisable option.

COMPLIANCE WITH SECTION 16(a) REPORTING REQUIREMENTS

         Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons holding more than ten percent of our common stock file initial reports of ownership of the common stock and reports of any changes in that ownership to the SEC. Specific due dates for these reports have been established, and Tarragon is required to report any failure to file by these dates during fiscal 1999.

         To our knowledge, based solely upon the written representations of our incumbent directors, executive officers, and ten percent stockholders and copies of the reports that they have filed with the SEC, these filing requirements were satisfied during 1999 except that a report on Form 4 for Mr. Rohdie, reflecting two transactions in the month of December 1999 (before he became an officer or director of Tarragon) was filed late.

                                PERFORMANCE GRAPH

The following performance graph and table compare the cumulative total shareholder return on Tarragon's common stock for the five year period ended December 31, 1999, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the National Association of Real Estate Investment Trusts Equity REIT Total Return Index ("NAREIT Equity Index") over the same period. The comparison assumes that $100 was invested on December 31, 1994 in Tarragon common stock and in each of the indices and further assumes the reinvestment of all dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                                    [GRAPH]

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1999
             AMONG TARRAGON*, S&P 500 INDEX, AND NAREIT EQUITY INDEX


                        1994       1995       1996       1997       1998       1999
                      --------   --------   --------   --------   --------   --------
TARRAGON*               100.00     108.83     145.79     208.79     289.83     280.00
                      --------   --------   --------   --------   --------   --------
S&P 500  INDEX          100.00     137.43     168.98     225.37     289.77     350.71
                      --------   --------   --------   --------   --------   --------
NAREIT EQUITY INDEX     100.00     115.27     155.92     187.51     154.69     147.54
                      ========   ========   ========   ========   ========   ========

----------

         *The merger of Tarragon and NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, Tarragon's historical balances and operations for dates prior to November 24, 1998, the effective date of the merger, are those of NIRT. Information set forth above for dates prior to November 24, 1998, reflect the performance of NIRT and its shares of beneficial interest, as adjusted to give effect to the 1.97 to 1 exchange ratio established in the merger.


                              FINANCIAL STATEMENTS

         The audited financial statements of Tarragon (and its predecessors) in comparative form as of December 31, 1999 and 1998, are contained in the 1999 Annual Report to Stockholders, which is being delivered with this Proxy Statement. Such report and the financial statements therein are not to be considered a part of this solicitation.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares of common stock represented by duly executed proxies in accordance with their best judgment.


                        FUTURE PROPOSALS OF STOCKHOLDERS

         If you want to present a stockholder proposal at Tarragon's Next Annual Meeting of Stockholder, you must send the proposal to Kathryn Mansfield, Corporate Secretary, 3100 Monticello, Suite 200, Dallas, TX 75205, by registered or certified mail, not later than August 1, 2001, in order for it to be considered for inclusion in Tarragon's proxy statement and form of proxy for that meeting.

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to Stockholders to solicit proxies on behalf of the Board of Directors of Tarragon. The cost of soliciting proxies will be borne by Tarragon. Directors and officers of Tarragon may, without any additional compensation, solicit proxies by mail, in person or by telecommunication.

         COPIES OF TARRAGON'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TARRAGON REALTY INVESTORS, INC., 1775 BROADWAY, 20TH FLOOR, NEW YORK, NEW YORK, 10019, ATTN: INVESTOR RELATIONS.


Dated: December 8, 2000          BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/ KATHRYN MANSFIELD

                                 Kathryn Mansfield, Executive Vice President
                                   and Secretary

================================================================================

                                      PROXY

                         TARRAGON REALTY INVESTORS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS, JANUARY 17, 2001

         The undersigned stockholder of TARRAGON REALTY INVESTORS, INC. hereby appoints WILLIAM S. FRIEDMAN and CARL B. WEISBROD, each with full power of substitution, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of TARRAGON REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Tarragon to be held on January 17, 2001 at 2:00 p.m., local New York City time, at 1775 Broadway, 23d Floor, New York, New York, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such other business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the December 8, 2000 Proxy Statement for said meeting:

         THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR ALL NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP, AND FOR THE APPROVAL OF THE AMENDMENT TO TARRAGON'S SHARE OPTION AND INCENTIVE PLAN. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.





                  (continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                      Please date, sign and mail your proxy
                         card back as soon as possible!

                         Annual Meeting of Stockholders
                         TARRAGON REALTY INVESTORS, INC.

                                January 17, 2001

                 Please Detach and Mail in the Envelope Provided


--------------------------------------------------------------------------------
[X] PLEASE MARK YOUR VOTES LIKE THIS EXAMPLE.

         1.       ELECTION OF DIRECTORS
                           [ ] FOR All Nominees (except as marked to the contrary)                  NOMINEES
                           [ ] WITHHOLD Authority For All Nominees listed at right                  Robert C. Rohdie
                           INSTRUCTION: To withhold authority to vote for any                       William S. Friedman
                           individual nominee, strike a line through the                            Robert P. Rothenberg
                           nominee's name listed at right.                                          Lance Liebman
                                                                                                    Lawrence G. Schafran
         2.       RATIFICATION OF THE APPOINTMENT OF ARTHUR                                         Raymond V.J. Schrag
                  ANDERSON LLP AS INDEPENDENT AUDITORS       FOR      AGAINST     ABSTAIN           Carl B. Weisbrod
                                                             [ ]        [ ]         [ ]             Willie K. Davis

         3.       APPROVAL OF AMENDMENT TO TARRAGON'S
                  SHARE OPTION AND INCENTIVE PLAN            FOR      AGAINST     ABSTAIN
                                                             [ ]        [ ]         [ ]

         4. In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

         Please complete, date, sign and return this proxy promptly in the accompanying envelope.

PLEASE SIGN HERE:                                               Date:
                 ----------------------------------------------      -----------
NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN THERE IS MORE THAN ONE OWNER, EACH MUST SIGN. WHEN SIGNING AS AN AGENT, ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE INDICATE YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION, THIS PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER WHO SHOULD INDICATE HIS TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME, BY AN AUTHORIZED PERSON. PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

================================================================================